Exhibit 99.1

Broadview Networks Holdings, Inc. Launches Tender Offer and
Consent Solicitation for 11 3/8% Senior Secured Notes due 2012

RYE BROOK, N.Y., June 7, 2011 — Broadview Networks Holdings, Inc. (the “Company”) today announced that it has commenced a cash tender offer (the “Tender Offer”) for any and all of its $300,000,000 outstanding aggregate principal amount of 11 3/8% Senior Secured Notes due 2012 (the “Notes”) on the terms and subject to the conditions set forth in the Company’s Offer to Purchase and Consent Solicitation Statement, dated as of June 7, 2011 (the “Offer to Purchase”).

In connection with the Tender Offer, the Company is soliciting consents from the holders of Notes (the “Consent Solicitation”) to certain proposed amendments to the indenture, dated as of August 23, 2006, as amended (the “Indenture”), governing the Notes that would release all of the collateral that secures the Notes, eliminate most of the restrictive covenants and certain events of default, and modify certain other provisions, contained in the Indenture (the “Proposed Amendments”). The Proposed Amendments will be effected by a supplement to the Indenture that is described in more detail in the Offer to Purchase. The supplement will not be executed unless and until the Company has received consents from holders of at least 75% in aggregate principal amount of the outstanding Notes (excluding Notes held by the Company or any of its affiliates). Holders who validly tender their Notes will be deemed to consent to the Proposed Amendments. The Tender Offer and Consent Solicitation are part of a refinancing of the Company’s outstanding indebtedness that is expected to include a debt capital markets transaction and the amendment and restatement of the Company's existing credit facility. The Tender Offer and Consent Solicitation are subject to the consummation of the refinancing and other customary closing conditions.

The Tender Offer will expire at 8:00 a.m., New York City time, on July 6, 2011, unless extended or earlier terminated by the Company (such date and time, as the same may be extended or earlier terminated, the “Expiration Date”).

The “Total Consideration” for Notes validly tendered and related consents delivered on or before 5:00 p.m., New York City time, on June 20, 2011 (such date and time, as the same may be extended, the “Consent Date”) and accepted for payment will be $1,030.94 per $1,000 principal amount of such Notes, which includes a consent payment of $30.00 per $1,000 principal amount of such Notes. If such Notes are accepted for payment, the Company will pay the Total Consideration, plus accrued and unpaid interest up to the date of payment, on an early settlement date, which is expected to occur after the Consent Date but prior to the Expiration Date.

The “Tender Offer Consideration” for Notes validly tendered after the Consent Date but on or before the Expiration Date and accepted for payment will be $1,000.94 per $1,000.00 principal amount of such Notes. If such Notes are accepted for payment, the Company will pay the Tender Offer Consideration, plus accrued and unpaid interest up to the date of payment, on a final settlement date, which is expected to occur promptly after the Expiration Date.

Notes tendered and related consents delivered may be withdrawn at any time on or prior to the Consent Date. Notes tendered after the Consent Date, but on or prior to the Expiration Date, may not be withdrawn, except in limited circumstances where withdrawal rights are required by law.

Jefferies & Company, Inc. is acting as the dealer manager and solicitation agent and D.F. King & Co., Inc. is acting as the information agent and tender agent for the Tender Offer and Consent Solicitation. Requests for documents may be directed to D.F. King & Co., Inc. at (800) 714-3313 (toll-free) or (212) 269-5550 (collect). Questions regarding the Tender Offer or Consent Solicitation may be directed to Jefferies & Company, Inc. at (888) 708-5831 (toll-free) or (203) 708-5831 (collect).

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell or a solicitation of consents with respect to any securities. The Tender Offer and Consent Solicitation are only being made pursuant to the terms of the Offer to Purchase. The Tender Offer and Consent Solicitation are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Company, the dealer manager and solicitation agent, the information agent and tender agent, the trustee under the Indenture or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the Tender Offer or deliver their consent to the Proposed Amendments.

About Broadview Networks Holdings, Inc. www.broadviewnet.com

The Company is a network-based business communications provider serving customers nationwide. It provides the total solution for business communications, including local and long-distance voice communications, premises-based and patented hosted VoIP systems, data services encompassing VPN- and MPLS-enabled applications, traditional telephone hardware, high-speed Internet services, a full suite of managed services and a range of professional services. The Company provides an innovative portfolio of bundled, hosted IP phone and cloud computing services designed to meet the unique application requirements of diverse workforce groups. Its customers benefit from award-winning customer service, including a Web-based account management tool and a primary point-of-contact for real-time, personal customer care.

The Company is a control investment of MCG Capital Corporation (NASDAQ: MCGC). Its largest investors are MCG Capital, Baker Capital and New Enterprise Associates.